Exhibit 99 (d)(1)

AMENDMENT NO. 1
TO THE
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF
SOUTHWEST GEORGIA FINANCIAL CORPORATION
(As Amended and Restated Effective as of January 1, 2005)

This Amendment entered into this ____ day of ________, 2006, by and between SOUTHWEST GEORGIA FINANCIAL CORPORATION, a holding company organized under the laws of the State of Georgia (the "Company") and SOUTHWEST GEORGIA BANK, a state banking association, as trustee (the "Trustee");

W I T N E S S E T H:

WHEREAS, the Company maintains the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation (the “Plan”) for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, the Company desires to amend the Plan to clarify the provisions relating to tender offers and to provide for investments in a non-ESOP portion of the Plan that is not primarily invested in Employer Stock; and

WHEREAS, the Company now desires to amend the Plan in accordance with the power of amendment contained in the Plan effective as of the date the Board approves the adoption of this Amendment No. 1;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.

The Plan is hereby amended by deleting the current Section 1.1 in its entirety and adding the following new sections to Article I:

“1.1          Account Balance - The amount standing to the credit of a Participant in his Employer Contribution Account and Non-ESOP Account, which shall at all times be fully vested.

1.19A      ESOP Portion of the Plan - The portion of the Plan intended to qualify as an employee stock ownership plan as defined in Section 4975(e)(7) of the Code consisting of the Employer Contribution Account under which Employer Contributions are made pursuant to Article IV.

1.22A      Non-ESOP Account - The account maintained for a Participant to record the amounts realized pursuant to Section 5.16 and adjustments relating thereto.

1.22B      Non-ESOP Portion of the Plan - The portion of the Plan consisting of the Non-ESOP Account which holds the proceeds of a tender offer, exchange or other sale or disposition of Employer Stock pursuant to Section 5.16.

1.31A      Valuation Date - The periodic and regularly scheduled date(s) for valuation of the individual investment funds of the Trust and the respective Non-ESOP Accounts of Participants.”

2.

The Plan is hereby amended by deleting the current Section 4.1 in its entirety and substituting the following in lieu thereof:

“4.1     Accounts of Participants - The Trustee shall maintain an Employer Contribution Account for each Participant to which contributions made under the Plan shall be credited and a Non-ESOP Account for each Participant who tenders, exchanges or otherwise sells Employer Stock pursuant to Section 5.16. The Participant’s Employer Contribution Account may, if necessary in the view of the Trustee, be subdivided into subaccounts to reflect allocations of Employer Stock and allocations of non-Employer Stock assets (“Other Assets”) in each Participant’s Employer Contribution Account. The Participant’s Non-ESOP Account may also be divided into subaccounts as deemed advisable by the Trustee.”

3.

The Plan is hereby amended by adding the words “with respect to his Employer Contribution Account” to the end of the first sentence of Section 4.5(a).

4.

The Plan is hereby amended by adding the following new Section 4.6:

“4.6    Investment of Non-ESOP Accounts

(a)     Non-ESOP Accounts - The ESOP Committee may designate that all or a portion of the Non-ESOP Accounts be invested in a collective trust fund or as otherwise permitted in Section 8.2. If permitted on a nondiscriminatory basis by the ESOP Committee, all or a portion of the amounts in a Participant's Non-ESOP Account (if any) shall be subject to the investment direction of the Participant in accordance with the provisions of subsection (b). The amount to be invested at the direction of the Participant is referred to as the "Participant Directed Amount."

(b)     Investment Direction - Any direction by a Participant of the investment of the amounts credited to him under the Plan, as described in Section 4.6(a), shall be made in accordance with this subsection.

(i)    A Participant shall direct the investment, or change the direction of the investment, of his Participant Directed Amount by delivering to the Plan Administrator a statement on such form, or by following such other procedure, as may be prescribed by the Plan Administrator, directing the investment of his Participant Directed Amount into any or all of the separate investment options selected by the ESOP Committee and offered under the Plan. Such statement must be submitted within a stated period of time prior to the date for which it is to be effective as designated by the Plan Administrator. The Plan Administrator may prescribe different periods of time for the initial direction of the Participant Directed Amount and for subsequent changes of direction. A Participant shall be given the opportunity to change the investment direction of his Participant Directed Amounts pursuant to the uniform and nondiscriminatory procedures established by the Plan Administrator. Any Participant direction shall remain in effect until superseded by a subsequent direction, or until the complete distribution of a Participant's Non-ESOP Account.

(ii)    If individual direction is permitted, the Trustee shall use its best efforts to ensure that each Participant is provided such information and rights to exercise control over his Non-ESOP Account as required to satisfy all of the conditions to make the Non-ESOP Portion of the Plan an “ERISA Section 404(c) plan” (within the meaning of the ERISA 404(c) regulations) and to make each election by a Participant subject to the relief provided under ERISA 404(c). The Participant will have the sole responsibility for the investment of his Participant Directed Amount among the available investment options and, to the extent permitted by law, no Fiduciary or other person will have any liability for any loss or diminution in value resulting from Participant's exercise of such investment responsibility. The investment options may be changed, eliminated, or modified from time to time by the ESOP Committee.”

5.

The Plan is hereby amended by deleting the first sentence of Section 5.1 and substituting the following in lieu thereof:

“A Participant retiring under the Plan at his Normal Retirement Date shall be entitled to receive the entire amount of his Account Balance in the Plan determined, with respect to the ESOP Portion of the Plan, as of the Annual Valuation Date immediately preceding the payment of such Account, provided that the Employer Stock allocated to his Account shall be valued based on the closing sales price of the Employer Stock as of the last trading day of the calendar month immediately preceding the month in which payment commences and, with respect to the Non-ESOP Portion of the Plan, as of the Valuation Date coincident with or next preceding the date payment commences.”

6.

The Plan is hereby amended by deleting the first sentence of Section 5.2 and substituting the following in lieu thereof:

“In the event a Participant shall become totally and permanently disabled (as defined below), he shall be entitled to retire under the Plan for disability and to receive the entire amount of his Account Balance in the Plan, with respect to the ESOP Portion of the Plan, as of the Annual Valuation Date immediately preceding the payment of such Account, provided that the Employer Stock allocated to his Account shall be valued based on the closing sales price of the Employer Stock as of the last trading day of the calendar month immediately preceding the month in which payment commences and, with respect to the Non-ESOP Portion of the Plan, determined as of the Valuation Date coincident with or next preceding the date payment commences.”

7.

The Plan is hereby amended by deleting the third sentence of Section 5.3 and substituting the following in lieu thereof:

“When such a Participant actually retires, he shall be entitled to receive the entire amount of his Account Balance in the Plan determined, with respect to the ESOP Portion of the Plan, as of the Annual Valuation Date immediately preceding the payment of such Account, provided that the Employer Stock allocated to his Account shall be valued based on the closing sales price of the Employer Stock as of the last trading day of the calendar month immediately preceding the month in which payment commences and, with respect to the Non-ESOP Portion of the Plan, as of the Valuation Date coincident with or next preceding the date payment commences.”

8.

The Plan is hereby amended by deleting the first sentence of Section 5.4 and substituting the following in lieu thereof:

“In the event of the death of a Participant before his retirement hereunder, there shall be payable to his Beneficiary the entire interest of the Participant in the Plan determined, with respect to the ESOP Portion of the Plan, as of the Annual Valuation Date immediately preceding the payment of such Account, provided that the Employer Stock allocated to his Account shall be valued based on the closing sales price of the Employer Stock as of the last trading day of the calendar month immediately preceding the month in which payment commences and, with respect to the Non-ESOP Portion of the Plan, as of the Valuation Date coincident with or next preceding the date payment commences.”

9.

The Plan is hereby amended by deleting the last sentence of Section 5.5(a) and substituting the following in lieu thereof:

“His Account Balance in the Plan shall be determined, with respect to the ESOP Portion of the Plan, as of the Annual Valuation Date immediately preceding the payment of such Account, provided that the Employer Stock allocated to his Account shall be valued based on the closing sales price of the Employer Stock as of the last trading day of the calendar month immediately preceding the month in which payment commences and, with respect to the Non-ESOP Portion of the Plan, as of the Valuation Date coincident with or next preceding the date payment commences.”

10.

The Plan is hereby amended by deleting Section 5.16 in its entirety and substituting the following in lieu thereof:

“5.16    Tender or Exchange Offer for Employer Stock

(a)    Tender Offer - The provisions of this Section shall apply in the event any person, including the Company, either alone or in conjunction with others, makes a tender offer, or exchange offer, or otherwise offers to purchase or solicits an offer to sell to such person one percent or more of the outstanding shares of Employer Stock (herein referred to as a "Tender Offer").

(b)    Tender or Exchange of Allocated Shares - Notwithstanding the other provisions of the Plan, in the event of a Tender Offer at a time when such Employer Stock is readily tradable on an established market, each current or former Participant (or after the death of a former Participant, his Beneficiary) who has shares of Employer Stock allocated to his Employer Contribution Account (an “Affected Participant”) shall be given the opportunity to direct the Trustee confidentially regarding whether to tender, exchange or otherwise sell whole shares of Employer Stock allocated to his Employer Contribution Account in accordance with the provisions, conditions and terms of such Tender Offer and the provisions of this Section. If Affected Participants elect to tender, exchange or sell a greater number of shares of Employer Stock than the total number of shares of Employer Stock offered in such Tender Offer (referred to as an “Oversubscribed Offer”), the Trustee shall reduce, on a pro rata basis, the number of shares of Employer Stock that each Affected Participant agreed to tender or exchange except that Trustee may provide that the prorata reduction will not apply, and will be determined without regard to, Affected Participants whose allocated shares of Employer Stock do not exceed a prescribed amount. Each direction to tender, exchange or otherwise sell shares of Employer Stock shall be deemed an agreement to have such number of shares reduced on a pro rata basis in the event of an Oversubscribed Offer, to the extent determined by the Trustee.

(c)    Required Forms and Instructions - As promptly as practicable after a Tender Offer is made, the Trustee shall send to all Affected Participants such materials and forms for responding as are appropriate to determine the direction of each Affected Participant. Any form for responding shall prominently note that failure by an Affected Participant to return such form within a specified reasonable period of time shall be deemed a direction to the Trustee not to tender, exchange or otherwise sell the whole shares of Employer Stock allocated to the Employer Contribution Account of such Affected Participant. The Participant shall convey his instructions in confidence in writing to the ESOP Committee, which shall then convey such instructions to the Trustee. In the absence of an ESOP Committee, such instructions shall be conveyed directly to the Trustee. In carrying out the steps necessary to determine the directions of Affected Participants under this Section, the Trustee shall adopt such means as it deems appropriate to provide Affected Participants with the opportunity to indicate their directions in a confidential manner, i.e., without the disclosure of any Affected Participant’s individual decision to the public or the Company.

(d)    Disposition of Allocated Employer Stock - As promptly as practicable after receiving an Affected Participant’s response form which directs it to tender, exchange or otherwise sell his whole shares of allocated Employer Stock, the Trustee shall carry out the tender, exchange or sale of such shares; provided, however, that the Trustee shall have the right to change or to modify its actions hereunder to comply with the terms of any valid order of a court of competent jurisdiction directing it to take certain actions inconsistent with the requirements of this Section. The proceeds of a disposition directed by an Affected Participant shall be allocated to the Non-ESOP Account of each such Affected Participant.

(e)    Fractional Shares - The Trustee shall determine the total number of whole shares it was directed to tender, exchange or sell, and the total number of whole shares it was directed not to tender, exchange or sell (either expressly or by failure to timely respond). If the majority of the allocated whole shares of Employer Stock were directed to be tendered, exchanged or sold, then the Trustee shall also tender, exchange, or sell, as promptly as practicable, any allocated fractional shares which are held in the Trust. However, if the majority of the allocated whole shares of Employer Stock were not directed to be tendered, exchanged or sold, the Trustee shall not tender, exchange or sell any such allocated fractional shares unless otherwise directed by the ESOP Committee.

(f)    Unallocated Shares - In the case of shares of Employer Stock that have not been allocated to the Employer Contribution Accounts, the ESOP Committee shall convey tender or exchange instructions to the Trustee with respect to such unallocated shares, which instructions shall direct that the Trustee tender or exchange such shares in the same proportion as Participants direct the tender or exchange of shares of Employer Stock allocated to their Employer Contribution Accounts, treating for this purpose the failure of a Participant to instruct or validly instruct the ESOP Committee or Trustee as a decision not to tender or exchange.”

11.

The Plan is hereby amended by deleting Section 8.2 in its entirety and substituting the following in lieu thereof:

“8.2    Investment of Trust Fund

(a)    The ESOP Portion of the Plan is designed to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code and regulations thereunder. Therefore, the ESOP Portion of the Plan shall be invested primarily in Employer Stock. The ESOP Committee shall direct the Trustee in writing as to all purchases and sales of Employer Stock by the Plan. Shares of Employer Stock may be purchased in the open market, from the Company or affiliates of the Company, or through privately negotiated transactions, at prices not in excess of the fair market value of the Employer Stock on the date of the purchase, as long as such purchases are permitted by applicable law. The Trustee may suspend purchases of Employer Stock in circumstances which, in the opinion of counsel for the Trustee, such suspension is necessary to comply with rules and regulations of the Securities and Exchange Commission, in which event such purchases will be made or resumed as or when the Trustee is satisfied that such purchases are permitted under such rules and regulations.

(b)    To the extent the Trustee does not receive such written direction from the Plan Administrator and to the extent the Trust Fund is not invested in Employer Stock, the funds of the Trust may be invested in stocks, common or preferred, trust shares, mutual fund shares, annuity contracts and insurance policies (including specifically “key man” insurance on any key employee of the Employer) bonds and mortgages and other evidences of indebtedness or ownership, master variable notes, commercial paper, repurchase agreements issued by persons other than the Trustee which are secured by obligations of the U.S. Treasury or agencies or instrumentalities of the United States (except as any such investment may be limited hereunder or under the provisions of ERISA), and, consistently with Code Section 4975(d)(4), any deposits with Southwest Georgia Bank or an affiliated state or federally supervised bank, including certificates of deposits or savings certificates, and in any common trust fund or commingled trust fund maintained by the Trustee for the investment of qualified employee benefit trusts; provided, however, the Trustee or Investment Manager, as the case may be, shall be subject to the principal requirements that the ESOP Portion of the Plan is to be invested primarily in Employer Stock and that the investments of the other assets of the Plan shall be diversified to the extent necessary to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so. For purposes of the restrictions on investment in and holding of Employer Stock, the Trustee (and any Investment Manager) shall be permitted to invest in and hold such securities having an aggregate fair market value up to 100% of the fair market value of the Trust Fund’s assets with respect to the ESOP Portion of the Plan.

(c)    If the Plan Administrator directs the Trustee to dispose of shares of Employer Stock under circumstances which would, in the opinion of counsel for the Trustee, require registration of such shares under the Securities Act of 1933 and/or qualification of the shares under the blue sky laws of any state or states, then the Trustee shall not be required to proceed with such disposition of the shares unless the Employer takes any and all actions as may be deemed necessary to effect such registration and/or qualification. The costs of such registration and/or qualification shall be borne by the Employer.

(d)    The Trustee may cause any investment in securities held by the Trustee to be registered in or transferred into its name as Trustee or into the name of such nominee as it may appoint, or it may retain the same unregistered and in such form as shall permit transferability, but the books and records of the Trust Fund shall at all times show that all such investments are part of the Trust Fund.

(e)    The ESOP Committee shall establish the general investment policy and objectives for the Trust Fund and shall communicate same to the Trustee and any Investment Manager who may then be serving as such, as promptly as practicable after establishing or revising same. It shall be the responsibility of the Trustee and any such Investment Manager to advise the Company, in writing, at reasonable intervals and at such other times as the Company shall request of all investments and reinvestments of the Trust Fund made in furtherance of such investment policy and objectives.

(f)    The Non-ESOP Portion of the Plan shall be invested in various investment options according to the investment directions of Participants or as otherwise directed by the ESOP Committee. If Participants may direct the investments, the Plan Administrator shall communicate the Participants' investment directions to the Trustee who shall invest amounts credited to such accounts in accordance with Participants' directions. The Participant Directed Amount shall not share in general Trust Fund earnings, but it shall be charged or credited as appropriate with the net earnings, gains, losses and expenses as well as any appreciation or depreciation in market value attributable to such account.

(g)`    Notwithstanding the foregoing provisions of this Section 8.2, the investment of Trust Fund assets shall be subject to the provisions of Article IV of the Plan.”

12.

This Amendment No. 1 to the Plan shall be effective as of the date approved by the Board. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No.1 to be executed by its duly authorized corporate officers, and the Trustee has executed same and thereby accepted the foregoing as of the effective date hereof.

COMPANY:
SOUTHWEST GEORGIA FINANCIAL CORPORATION

By: _____________________________________
Title: ____________________________________

TRUSTEE:
SOUTHWEST GEORGIA BANK

By: ______________________________________
Title: ____________________________________